Exhibit 99.1

PRESS RELEASE

For Immediate Release

Corgenix Medical Corporation Announces

New AtherOx® (Oxidized LDL Technology) License

and Cooperation Agreement

Previously disclosed arbitration demand rescinded

DENVER — September 10, 2013 — Corgenix Medical Corporation (OTC QB: CONX.OB), a worldwide developer and marketer of diagnostic test kits, today announced signing of a new AtherOx® License and Cooperation Agreement with Eiji Matsuura, Ph.D., an individual of Okayama, Japan. Concurrently with the execution of the new agreement, Dr. Matsuura terminated his arbitration demand of June 28, 2013 related to the April 14, 2010 Amended and Restated License Agreement between the parties.

The New Agreement grants a worldwide license to Corgenix, to utilize the AtherOx® technology to exclusively develop and manufacture, and co-exclusively sell diagnostic products during the term of the Agreement, which expires in 2022. In Japan, Corgenix will have the exclusive rights to utilize the AtherOx® technology to develop, manufacture and use, but not to sell the related AtherOx® products other than at the direction of Dr. Matsuura. Pursuant to the new Agreement, Corgenix will have to achieve certain specified milestones at each of the three anniversaries after the effective date (September 3, 2013).

Previous clinical data presented at several scientific and medical meetings demonstrated a significant correlation between serum levels of the patented AtherOx® bio-markers and cardiovascular disease. Luis Lopez, MD, Corgenix’ Medical Director, said “Interestingly, data from the studies suggests that AtherOx alone or when combined with anti-phospholipid antibodies predict an increased risk for vascular complications in coronary artery disease patients. In addition, the findings indicate important relationships between AtherOx® and the severity of cardiovascular disease.”

Commenting on today’s announcement, Douglass Simpson, President and CEO of Corgenix, stated, “We are extremely excited to renew and expand our relationship with Dr. Matsuura and retain the rights to the AtherOx® technology. We believe this unique science targets a significant worldwide clinical need, and we look forward to seeing additional data over the next few years, leading to the opportunity to bring these products to the market. As new clinical findings continue to validate the utility of AtherOx®, we anticipate that this technology has the potential to become an important addition to medical care worldwide.”

About AtherOx®

Corgenix originally licensed the proprietary AtherOx® technology in 2002 from Dr. Matsuura. During the ensuing years, Corgenix has incorporated this technology into products, conducting multiple studies that further validate the impressive preclinical data generated by Professor Matsuura. The AtherOx® technology utilizes oxidized low-density-lipoprotein (oxLDL) complexed with the plasma protein B2GPI (Ox LDL/B2GPI). Although oxLDL has been implicated in atherosclerotic cardiovascular disease, clinical data suggests that the determination of AtherOx, rather than oxLDL alone, is more predictive of the risk of progressive atherosclerotic cardiovascular disease. Four U.S. patents have been issued and several others are pending.

Products using the AtherOx® technology have not been cleared by the U.S. Food and Drug Administration for in vitro diagnostic use in the United States. In all countries where the use of this product has not been cleared by local regulating agencies, products using this technology shall not be used for diagnostic use as the performance characteristics have not been established.

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders, including the world’s only non-blood-based test for aspirin effect. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience in product submissions to the FDA and other worldwide regulatory authorities. Additionally, Corgenix contract develops and manufactures products for key medical and life science companies in state-of-the-art facilities in Colorado. The company operates under a Quality Management System that is ISO 13485:2012 certified and compliant with FDA regulations. More information is available at www.corgenix.com.

Statements in this press release that are not strictly historical facts are “forward-looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are inherently uncertain, are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, and in the Company’s subsequent filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the Company does not undertake any obligation or intend to publicly update or revise any forward-looking statements.

Company Contact:

Corgenix Medical Corp.

William Critchfield, Senior VP and CFO

Phone: 303-453-8903

Email: WCritchfield@corgenix.com

Media Contact:

Dan Snyders

Vice President and Public Relations Supervisor
Armada Medical Marketing
Phone: 303-623-1190 x 230
Email: dan@armadamedical.com